SECOND AMENDMENT TO RIGHTS AGREEMENT

      This Second Amendment to Rights Agreement (the "Amendment") is entered into as of August 23, 1999, between OEA, Inc., a Delaware corporation (the "Company"), ChaseMellon Shareholder Services, L.L.C. (the "Predecessor Rights Agent") and LaSalle Bank National Association (the "Successor Rights Agent").

      WHEREAS, the Company and the Predecessor Rights Agent are parties to that certain Rights Agreement, dated as of March 25, 1998, as amended by the First Amendment to Rights Agreement, dated as of February 19, 1999 (the "Rights Agreement");

      WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has appointed the Successor Rights Agent to assume the duties of the "Rights Agent" under the Rights Agreement; and

      WHEREAS, The Company, the Successor Rights Agent and the Predecessor Rights Agent, wish to provide for certain matters to ensure an orderly transition of the Rights Agent duties.

      NOW THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. CERTAIN DEFINITIONS. For purposes of this Amendment, capitalized terms not otherwise defined shall have the meaning given them in the Rights Agreement.

      2. SUCCESSION. Effective on August 23, 1999 and pursuant to Section 21 of the Rights Agreement, (i) the Successor Rights Agent is hereby appointed as the Rights Agent under the Rights Agreement and is hereby vested with the powers, rights, duties and responsibilities thereof under the Rights Agreement and hereby assumes such position and agrees to discharge the duties thereof under the Rights Agreement until its removal or resignation, and (ii) the Predecessor Rights Agent is hereby discharged from its duties as Rights Agent under the Rights Agreement.

      3. REPRESENTATIONS OF SUCCESSOR RIGHTS AGENT. The Successor Rights Agent represents and warrants to the Company as follows: (i) it is a corporation organized and doing business under the laws of the United States, (ii) it is duly organized and in good standing under the laws of its home jurisdiction and is qualified to do business in New York, (iii) it maintains a drop location in the State of New York, (iv) it is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority, and (v) it has a combined capital and surplus of at least $50 million.

      4. COVENANT OF PREDECESSOR RIGHTS AGENT. The Predecessor Rights Agent agrees to deliver and transfer to the Successor Rights Agent any property relating to the Company and the Rights Agreement held by it and to execute and deliver any further assurance, conveyance, act or deed necessary for the purpose of this Amendment.


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      5.   EFFECT OF AMENDMENT. Except as expressly amended hereby, the Rights
Agreement shall remain in full force and effect.

      6. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      7. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      8. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      9. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                    * * * * *


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their seals attested, all as of the day and year first above written.

                                       OEA, INC., the Company


                                       By: /s/ JOHN E. BANKO
                                          -------------------------------------
                                       Name:  John E. Banko
                                       Title: Assistant Treasurer



                                       LASALLE BANK NATIONAL ASSOCIATION,
                                       as Successor Rights Agent


                                       By: /s/ GREGORY MALATIA
                                          -------------------------------------
                                       Name:  Gregory Malatia
                                       Title: First Vice President



                                       CHASEMELLON SHAREHOLDER
                                       SERVICES, L.L.C.,
                                       as Predecessor Rights Agent


                                       By: /s/ MONA VORHEES
                                          -------------------------------------
                                       Name:  Mona Voorhees
                                       Title: Assistant Vice President


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